                                                                       EXHIBIT B


                                VOTING AGREEMENT

         This Voting Agreement (this "Agreement") is made and entered into as of February 28, 2001, among Harold's Stores, Inc., an Oklahoma corporation (the "Company"), the Investors listed on the Schedule of Investors attached hereto (collectively, the "Investors"), and the individuals and entities set forth on the Schedule of Family Shareholders attached hereto (collectively, the "Family Shareholders").

                                    RECITALS

         WHEREAS, the Company and the Investors have entered into a Series 2001-A Preferred Stock Purchase Agreement (the "Preferred Purchase Agreement"), whereby the Company will sell to the Investors, and the Investors will purchase from the Company, 300,000 shares of the Series 2001-A Preferred Stock, $.01 par value per share (the "Preferred Stock"), of the Company (the "Financing");

         WHEREAS, the Preferred Purchase Agreement requires, as a condition to closing the Financing, that the parties hereto enter into this Agreement; and

         WHEREAS, the Family Shareholders desire to induce the Investors to consummate the Financing.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   SECTION 1.

                     COMPOSITION OF THE BOARD OF DIRECTORS

         1.1      General. During the term of this Agreement as provided in
Section 1.5, the Investors and the Family Shareholders agree to vote or act with respect to their shares of capital stock of the Company, whether now held or hereafter acquired, so as to elect the following individuals to the Company's Board of Directors:

                  (a) The Investors shall designate to serve on the Board of Directors the number of individuals specified in the Certificate of Designations creating the Preferred Stock; and

                  (b) For so long as the Family Shareholders or their lineal descendants (including trusts for the benefit of such persons) continue to own, beneficially or of record, in the aggregate at least 10% of the Common Stock (assuming that all outstanding shares of


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Preferred Stock are converted into Common Stock), a majority-in-interest of the
Family Shareholders shall designate one individual to serve on the Board of Directors.

         1.2 Vacancy. In the event of any termination, removal or resignation of any director, the Investors and the Family Shareholders shall take all actions necessary and appropriate to cause such vacancy to be filled in the manner by which such director was elected and designated pursuant to the terms of this Agreement.

         1.3 Legends. Each certificate representing the Investors' or Family Shareholders' shares, whether now held or hereafter acquired, other than certificates that are as of the date of this Agreement issued in "street name" and under which the Investors or Family Shareholders beneficially own shares, and any certificates issued to their successors and assigns who remain bound by this Agreement, shall be endorsed by the Company with a legend reading substantially as follows:

         "THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN SHAREHOLDERS OF THE COMPANY (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH VOTING AGREEMENT."

         1.4 Election of Directors Generally. Nothing contained herein shall limit (i) the Investors' right to vote or otherwise participate in the election of the Company's directors, other than with respect to the director to be elected pursuant to Section 1.1(b) or (ii) the Family Shareholders' right to vote or otherwise participate in the election of the Company's directors other than the directors elected separately by the holders of the Preferred Stock.

         1.5 Termination; Successors. The provisions of Section 1 of this Agreement shall terminate as follows:

                  (a) The provisions of Section 1.1(a) and 1.2 shall terminate with respect to the Investors and rights in favor of the Investors for so long as they are not entitled to designate any directors pursuant to the Certificate of Designations creating the Preferred Stock.

                  (b) The provisions of Section 1.1(b) and 1.2 shall terminate with respect to the Family Shareholders and rights in favor of the Family Shareholders upon the date that the Family Shareholders and their lineal descendants (including trusts for the benefit of such persons) do not continue to own, beneficially or of record, in the aggregate at least 10% of the Common Stock (assuming that all outstanding shares of Preferred Stock are converted into Common Stock).


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                                    SECTION 2

                               VOTING AND PROXIES

         2.1 Irrevocable Proxies. Until the termination of this Section 2.1 as provided in Section 2.5, each of Rebecca Powell Casey and Michael T. Casey (collectively, the "Proxy Family Shareholders") shall execute and deliver to the Investors an irrevocable proxy to vote all shares of capital stock of the Company held by the Proxy Family Shareholders at any time that this Section 2.1 is binding upon them. Such proxy shall be in the form attached hereto as Exhibit A and shall appoint a representative or representatives selected by the Investors in their sole discretion, with full power of substitution, acting jointly or singly, to vote all shares of capital stock of the Company that may be eligible to be cast by each of the Proxy Family Shareholders at any annual, special or other meeting of shareholders of the Company or pursuant to any request to sign an action by written consent in lieu of such a meeting; provided, however, that such proxy shall not extend to or affect the rights of the Proxy Family Shareholders to participate in the designation or to vote in favor of the election of the director to be designated by the Family Shareholders as provided herein.

         2.2 Next Annual Meeting Vote. The Family Shareholders hereby agree that they will vote all shares of capital stock of the Company that may be eligible to be cast by each of them at the Company's 2001 annual meeting of shareholders (the "2001 Annual Meeting") in favor of the approval of certain conversion rights provided for in the Certificate of Designations creating the Preferred Stock that, if approved by the shareholders, would grant to the holders of the Preferred Stock rights to convert their shares of Preferred Stock into Common Stock. Upon the request of the Investors, such persons shall promptly execute and deliver one or more irrevocable proxies (in form and substance satisfactory to the Investors), together with any and all other agreements, documents or instruments deemed necessary or desirable by the Investors, to vote all shares of Common Stock that may be cast by each of them at the 2001 Annual Meeting for the approval of such conversion rights.

         2.3 Irrevocable Proxy is Coupled With an Interest. Any irrevocable proxies granted pursuant to this Agreement are and shall be coupled with an interest sufficient in law to support an irrevocable proxy, and are and shall be granted in consideration of and as an inducement to cause the Investors to enter into this Agreement and the Preferred Purchase Agreement and to consummate the Financing.

         2.4 Revocation of Prior Proxies. Except for any proxies that may be granted pursuant to Sections 2.1 or 2.2 hereof, (i) the proxies granted hereunder shall revoke all other proxies granted by such person at any time with respect to the shares of capital stock of the Company and (ii) no subsequent proxies will be given with respect thereto by such person (except for other proxies that may be granted from time to time to any of the holders of the Preferred Stock).

         2.5      Termination of Irrevocable Proxies. The proxies described in
Section 2.1 shall be irrevocable and shall not terminate until the later of (a) three years after the date of this Agreement or (b) one year after the termination of Rebecca Powell Casey's employment with the Company. The proxies described in Section 2.2 shall be irrevocable and shall not terminate until the conclusion of the 2001 Annual Meeting.


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         2.6      Filings with Securities and Exchange Commission. In the event that the Investors or their counsel determine that the execution and delivery of this Agreement or the giving of any proxies as provided herein shall constitute or form a "group," as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and for as long as such group is deemed to exist, each such person that the Investors or their counsel determine to be members of such group shall agree to:

                  (a) furnish to the Investors or their counsel such information regarding such person or the shares of Common Stock beneficially owned by such person as the Investors or their counsel shall request in order to prepare all necessary or appropriate reports, schedules or other filings with the Securities and Exchange Commission (the "Commission"), including any amendments thereto;

                  (b) execute and deliver all filings, joint filing agreements, powers of attorney, or other agreements, documents or instruments as the Investors or their counsel shall request in order to prepare, file or cause to be filed with the Commission the documents described in Section 2.6(a);

                  (c) agree to file such reports, schedules or other filings jointly with the Investors if so requested by the Investors or their counsel; and

                  (d) do or cause to be done all things necessary, proper or advisable to effectuate the purpose and intent of this Section 2.6 and to cooperate fully with the Investors and their counsel and other agents or representatives in connection with any steps required to be taken as part of such person's obligations hereunder.

         2.7 Ownership of Capital Stock. Each of the Family Shareholders hereby represents and warrants to the Investors that such Family Shareholder's ownership of shares of Common Stock is as set forth on Exhibit F to the Preferred Purchase Agreement. Further, each Family Shareholder whose shares of Common Stock have been pledged or hypothecated to any other person hereby represents and warrants that, as of the date hereof, no default of or under, or violation of any agreement with respect to, such pledge or hypothecation exists, which such default or violation has not been cured or waived in writing by the pledgee or pledgees with respect to such pledge or hypothecation.

                                   SECTION 3.

                                  MISCELLANEOUS

         3.1 Enforceability/Severability. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nonetheless be held to be prohibited by or invalid under applicable law
(a) such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (b) the parties shall, to the extent permissible by applicable


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
law, amend this Agreement, or enter into a voting trust agreement under which shares of the Investors and the Family Shareholders shall be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement.

         3.2 Remedies. Each party hereto will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision hereof, and to exercise all other rights existing in its favor. Each party hereto agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each holder may, in its sole discretion, apply for specific performance and injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

         3.3 Successors and Assigns. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties. Without limiting the foregoing, the this Agreement shall inure to the benefit of any assignee or transferee of the Preferred Stock, and each such assignee shall be deemed to be an "Investor" for purposes of this Agreement, provided that if the assignee is a third party unaffiliated with the assignor, then Section 1.1(b) shall only bind such assignee as to the votes entitled to be cast by the Preferred Stock so assigned and any shares of Common Stock into which they are converted (subject to the following sentence). This Agreement shall not apply to any shares of Common Stock that are transferred in a transaction that does not result in the continued applicability of the Right of First Refusal Agreement executed and delivered pursuant to the Preferred Purchase Agreement, or that are sold or otherwise transferred by the Investors into the public securities markets or to an unaffiliated third party. Subject to the foregoing, any assignee to or transferee of any of the shares of capital stock of the Company to which this Agreement applies shall, as a condition to such assignment or transfer, execute and deliver a copy of this Agreement and any proxies required hereby at or prior to the consummation of such assignment or transfer. Any attempted assignment or transfer effected without complying with the foregoing sentence shall be null and void.

         3.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws, of the State of Oklahoma without giving effect to the principles of conflicts of laws.

         3.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

         3.6 Headings. The section headings of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

         3.7 Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or delivery by overnight courier, or five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed (i) if to the Company, as follows:


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

                              Harold's Stores, Inc.
                              765 Asp
                              Norman, Oklahoma 73070
                              Attn:  Chief Financial Officer
                              Telecopy:  (405) 366-2538

         with a copy to:      Crowe & Dunlevy
                              1800 Mid-America Tower
                              20 North Broadway
                              Oklahoma City, Oklahoma 73102
                              Attn: Michael M. Stewart, Esq.
                              Telecopy:  (405) 272-5238

(ii) if to a Family Shareholder, to such Family Shareholder's address as set forth on the Schedule of Family Shareholders, and (iii) if to an Investor, to such Investor's address as set forth on the Schedule of Investors, or at such other address as the parties may designate by ten (10) days' advance written notice to the other parties, with a copy to:

                              Sutherland Asbill & Brennan LLP
                              999 Peachtree Street, N.E.
                              Atlanta, Georgia 30309
                              Attn: Thomas C. Herman, Esq.
                              Telecopy:  (404) 853-8806

                              and

                              Robert Anderson Consulting LLC
                              4401 Northside Parkway
                              Suite 340
                              Atlanta, Georgia  30327
                              Attn: Robert L. Anderson
                              Telecopy:  (404) 949-3156


         3.8 Amendment of Agreement. Any provision of this Agreement may be amended by a written instrument signed by the Company, the Family Shareholders holding at least a majority of the outstanding shares of Common Stock held by the Family Shareholders, and the Investors holding at least a majority of the then outstanding shares of Common Stock and Preferred Stock (on an as-converted basis) held by the Investors.

         3.9 Entire Agreement. This Agreement constitutes the entire agreement among the Family Shareholders, the Investors and the Company relative to the subject matter hereof and supersedes any previous agreements or negotiations among the parties, provided that the "lock-up" letter agreements delivered by the Family Shareholders to Inter-Him, N.V. shall not be superseded by this Agreement.



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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above set forth.

                                    "COMPANY"

                                    Harold's Stores, Inc.

                                    By:    /s/ H. Rainey Powell
                                           ------------------------------------
                                    Name:   H. Rainey Powell
                                           ------------------------------------
                                    Title:  President
                                           ------------------------------------

                                    "INVESTORS"

                                    INTER-HIM, N.V.

                                    By:  /s/ Robert Anderson
                                         --------------------------------------


                                    "FAMILY SHAREHOLDERS"

                                    /s/ H. Rainey Powell  Attorney in Fact for
                                    -------------------------------------------
                                    Harold G. Powell, individually and as
                                    Trustee under the Harold G. Powell Family
                                    Revocable Trust, UA dated 9/7/93, and under
                                    the Harold G. Powell Revocable Trust dated
                                    9/8/93


                                    /s/ H. Rainey Powell  Attorney in Fact for
                                    -------------------------------------------
                                    Anna M. Powell, individually and as Trustee
                                    under the Harold G. Powell Revocable Trust
                                    dated 9/8/93

                                    /s/ Rebecca Powell Casey
                                    -------------------------------------------
                                    Rebecca Powell Casey, individually and as
                                    custodian for Meredith M. Casey, Lindsey M.
                                    Casey and Bryan A. Casey under the Texas
                                    UGMA

                                    /s/ Michael T. Casey
                                    -------------------------------------------
                                    Michael T. Casey, individually and as
                                    Trustee under the H. Rainey Powell and Mary
                                    U. Powell 1997 Irrevocable Trust


                                    /s/ H. Rainey Powell
                                    -------------------------------------------
                                    H. Rainey Powell, individually and as
                                    custodian for Elizabeth M. Powell and Alex
                                    M. Powell under the Oklahoma UTMA


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

                                    /s/ Mary U. Powell
                                    -------------------------------------------
                                    Mary U. Powell

                                    /s/ Lisa Powell Hunt
                                    -------------------------------------------
                                    Lisa Powell Hunt, individually and as
                                    custodian for Miles M. Hunt, Patrick M. Hunt
                                    and Hayden E. Hunt under the Texas UGMA

                                    /s/ Clay M. Hunt
                                    -------------------------------------------
                                    Clay M. Hunt


                                    Arvest Trust Company, N.A., as Trustee*


                                    By:     /s/ Lewis W. Beckett
                                           ------------------------------------
                                    Name:   Lewis W. Beckett
                                           ------------------------------------
                                    Title:  Sr. Vice President
                                           ------------------------------------

                                    *Executed as Trustee with respect to:
                                    Elizabeth M. Powell Trust A
                                    Elizabeth M. Powell Trust B

                              SCHEDULE OF INVESTORS



INVESTOR NAME AND ADDRESS

INTER-HIM, N.V.
Switzerland Representative Office
Im Langacker 16
Postfach
CH - 5401 Baden
Schweiz
Attn.:  Mr. Victor Hoogstraal
Telecopy:  +41 56 483 0389


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



                         SCHEDULE OF FAMILY SHAREHOLDERS


Name and Address of each Family Shareholder:

Harold G. Powell
2516 Walnut Road
Norman, OK 73072

Anna M. Powell
2516 Walnut Road
Norman, OK 73072


Rebecca Powell Casey
3835 Shenandoah
Dallas, TX  75205


Michael T. Casey
3835 Shenandoah
Dallas, TX  75205

H. Rainey Powell
1926 Pin Oak Circle
Norman, OK 73072


Mary U. Powell
1926 Pin Oak Circle
Norman, OK 73072


Lisa Powell Hunt
3940 Marquette
Dallas, TX 75225


Clay M. Hunt
3940 Marquette
Dallas, TX 75225


Arvest Trust Company, N.A., as Trustee
200 East Main Street
P.O. Drawer 900
Norman, OK 73069


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                                    EXHIBIT A

                            FORM OF IRREVOCABLE PROXY


                               February ____, 2001

[INVESTOR REPRESENTATIVE]

--------------------------

--------------------------

Ladies and Gentlemen:

         Reference is made to that certain Voting Agreement by and among the undersigned, the other Family Shareholders (as defined in the Voting Agreement) and the Investors (as defined in the Voting Agreement), dated of even date herewith (the "Voting Agreement"), for a statement of terms and conditions upon which this proxy is given

         Pursuant to Section 2.1 of the Voting Agreement, the undersigned hereby irrevocably appoints you as attorney and proxy, with full power of substitution, from the date hereof and until the later of (1) the expiration of three years after the date hereof and (2) one year from the date of the termination of the employment of Rebecca Powell Casey with Harold's Stores, Inc., an Oklahoma corporation (the "Company"), to vote or express written consent or dissent in such manner as such attorney and proxy, or its substitute, shall, in its sole discretion, deem proper and otherwise act (including pursuant to any corporate action in writing without a meeting) with respect to all of the shares of capital stock of the Company (the "Shares") which the undersigned is entitled to vote at any meeting of shareholders (whether annual or special and whether or not an adjourned meeting) of the Company or pursuant to written action taken in lieu of any such meeting or otherwise. This proxy is irrevocable, is coupled with an interest sufficient in law to support an irrevocable proxy, and is granted in consideration of and as an inducement to cause you to enter into the transactions contemplated by the Voting Agreement and the Preferred Purchase Agreement (as defined in the Voting Agreement). This proxy shall revoke any other proxy granted by the undersigned at any time with respect to the Shares and no subsequent proxies will be given with respect thereto by the undersigned, except as otherwise contemplated by the Voting Agreement. In addition, for so long as this proxy is in effect, the undersigned shall take all actions necessary to vote the Shares pursuant to instructions received from you.

         This irrevocable proxy shall continue in full force and effect until
Section 2.1 of the Voting Agreement has been terminated as provided therein.

                                Very truly yours,

                                -------------------------------------
                                Rebecca P. Casey


                                -------------------------------------
                                Michael T. Casey


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